Exhibit 10.4

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is made as of April 1, 2005, between GTCR Golder Rauner II, L.L.C., a Delaware limited liability company (“GTCR”), and Solera, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is a wholly owned subsidiary of Solera Holdings, LLC, a Delaware limited liability company (the “Parent”);

WHEREAS, GTCR (together with certain investment funds or special purpose investment vehicles controlled by GTCR or GTCR Golder Rauner, L.L.C., a Delaware limited liability company, the “Investors”) will purchase (the “Investment”), pursuant to that certain Unit Purchase Agreement (the “Purchase Agreement”) of even date herewith between the Parent and the Investors, Class B Preferred Units (the “Class B Preferred”) and Class A Common Units (the “Class A Common Units” and, together with the Class B Preferred, the “Units”);

WHEREAS, the Company desires to receive financial and management consulting services from GTCR, and obtain the benefit of the experience of GTCR in business and financial management generally and its knowledge of the Company and the Company’s financial affairs in particular; and

WHEREAS, in connection with the Investment, GTCR is willing to provide financial and management consulting services to the Company and the compensation arrangements set forth in this Agreement are designed to compensate GTCR for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GTCR and the Company hereby agree as follows:

1.     Engagement. The Company hereby engages GTCR as a financial and management consultant, and GTCR hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2.     Services of GTCR. GTCR hereby agrees during the term of this engagement to consult with the board of directors of the Company (the “Board”), the boards of directors (or similar governing body) of the Company’s affiliates and the management of the Company and its affiliates in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including, but not limited to:

(a)   corporate strategy;

(b)   budgeting of future corporate investments;

(c)   acquisition and divestiture strategies; and

(d)   debt and equity financings.

3.     Personnel. GTCR shall provide and devote to the performance of this Agreement such partners, employees and agents of GTCR as GTCR shall deem appropriate for the furnishing of the services required thereby.

4.     Placement Fees.

(a)          At the time of any purchase of equity by the Investors and/or their Affiliates (as defined in the Purchase Agreement) pursuant to Section 1B of the Purchase Agreement, the Company shall pay to GTCR a placement fee in immediately available funds in an amount equal to one percent (1.0%) of the amount paid to the Parent in connection with such purchase.

(b)         At the time of any other equity or debt financing of the Parent, the Company or any of their respective subsidiaries prior to a Public Offering (as defined in the Parent’s Limited Liability Company Agreement), the Company shall pay to GTCR a placement fee in immediately available funds in an amount equal to one percent (1.0%) of the gross amount of such financing (including the committed amount of any revolving credit facility); provided that the Company will not be obligated pursuant to this Section 4(b) to pay GTCR a placement fee as the result of any purchase of securities of the Parent by any executive of the Parent, the Company or any of their respective subsidiaries.

If any individual payment to GTCR pursuant to this Section 4 would be less than $10,000, then such payment shall be held by the Company until the first to occur of (i) such time as the aggregate of such payments equals or exceeds $10,000, and (ii) the effective date of the termination of this Agreement.

5.     Management Fee. Commencing upon the occurrence of the EBITDA Threshold Date and continuing until this Agreement has been terminated in accordance with its terms, the Company shall pay to GTCR an annual management fee equal to $250,000 payable in equal monthly installments beginning on the first day of the calendar month following the EBITDA Threshold Date. For purposes hereof, “EBITDA Threshold Date” means the last day of the calendar month, if any, in which the Parent has consolidated EBITDA of at least $3 million on a pro forma basis (after giving effect to any acquisitions or dispositions by the Parent or any of its subsidiaries that have been consummated) over the full twelve calendar month period ending on such day. For purposes hereof, “EBITDA” means, for any period, earnings for such period before interest, taxes, depreciation and amortization for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles as in effect from time to time.

6.     Expenses. The Company shall promptly reimburse GTCR for such reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by GTCR, its directors, officers and employees in connection with the Initial Closing (as defined in the Purchase Agreement), in connection with any financing of the Parent, the Company or any of their respective subsidiaries, and in connection with the rendering of any other services hereunder (including, but not limited to, fees and expenses incurred in attending Company-related meetings).

7.     Term. This Agreement will continue from the date hereof until the Investors and their affiliates cease to own at least 10% of the Investor Securities (as defined in the Purchase Agreement). No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by GTCR in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

8.     Liability. Neither GTCR nor any of its affiliates, partners, employees or agents shall be liable to the Parent, the Company or their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of GTCR.

9.     Indemnification. The Company agrees to indemnify and hold harmless GTCR, its partners, affiliates, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

10.   GTCR an Independent Contractor. GTCR and the Company agree that GTCR shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither GTCR nor its directors, officers, or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

11.   Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the addresses indicated below (or at such other address as shall be given in writing by one party to the others):

If to GTCR:

GTCR Golder Rauner II, L.L.C.

6100 Sears Tower

Chicago, Illinois  60606-6402

Attention:      Philip A. Canfield

Craig A. Bondy

Telephone:   (312) 382-2200

Facsimile:   (312) 382-2201

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois  60601

Attention:      Stephen L. Ritchie, P.C.

Telephone: (312) 861-2000

Facsimile: (312) 861-2200

If to the Company:

Solera, Inc.

12230 El Camino Real

Suite 200

San Diego, CA  92130

Attention:      Chief Executive Officer

Telephone:  (858) 812-2870

Facsimile:  (858) 812-3011

with copies to:

GTCR Golder Rauner II, L.L.C.

6100 Sears Tower

Chicago, Illinois  60606-6402

Attention:      Philip A. Canfield

Craig A. Bondy

Telephone: (312) 382-2200

Facsimile: (312) 382-2201

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois  60601

Attention:      Stephen L. Ritchie, P.C.

Telephone: (312) 861-2000

Facsimile: (312) 861-2200

12.   Entire Agreement; Modification. This Agreement, those documents expressly referred to herein and other documents of even date herewith (a) contain the complete and entire understanding and agreement of GTCR and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of GTCR in connection with the subject matter hereof. The provisions of this Agreement may be amended, modified and/or waived only with the prior written consent of the Company and GTCR.

13.   Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

14.   Assignment. Neither GTCR nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other, except that GTCR may assign its rights and obligations to an affiliate of GTCR (which shall include GTCR Golder Rauner, L.L.C.).

15.   Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

16.   Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

17.   Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.   MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO

RESOLVE ANY DISPUTE BETWEEN THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.   No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20.   Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be, in each case, by way of example and without limitation. The use of the words “or,” “either,” and “any” shall not be exclusive. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof.

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IN WITNESS WHEREOF, the undersigned have caused this Professional Services Agreement to be duly executed and delivered on the date and year first above written.

GTCR GOLDER RAUNER II, L.L.C.

By:	/s/ Philip A. Canfield
Name:	Philip A. Canfield
Its:	Principal

SOLERA, INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Its:	Chief Executive Officer

SIGNATURE PAGE TO PROFESSIONAL SERVICES AGREEMENT